EXHIBIT 99.1

Distribution and Retailing

[LOGO OF SUPERVALU]

PO Box 990

Minneapolis, MN 55440

952 828 4000

News Release

FOR IMMEDIATE RELEASE

INVESTORS:	Yolanda Scharton
952 828 4540
yolanda.scharton@supervalu.com

MEDIA:	Lynne High
952 996 7144
lynne.high@supervalu.com

SUPERVALU REPORTS FISCAL 2004 SECOND QUARTER RESULTS

ACHIEVES POSITIVE RETAIL COMPARABLE SALES OF TWO PERCENT

ANNOUNCES VOLUNTARY REDEMPTION OF $100 MILLION LONG-TERM DEBT DUE 2022

MINNEAPOLIS, MN – October 8, 2003 – SUPERVALU INC. (NYSE: SVU) today reported results for the second quarter of fiscal 2004, which ended September 6, 2003. The company reported net sales of $4.6 billion compared to $4.3 billion last year, net earnings of $62.2 million compared to $58.8 million last year, and diluted earnings per share of $0.46 compared to $0.44 last year. Included in the second quarter of this year were restructure and other charges of $0.01 per share.

Jeff Noddle, SUPERVALU chairman and chief executive officer said, “The successful execution of our business strategies is evident in a number of strong fundamentals across both retail and distribution. During the second quarter, we achieved strong retail comparable store sales growth of two percent and grew our distribution top-line sales by more than five percent, while improving distribution operating earnings as a percent of sales by 30 basis points. This performance demonstrates SUPERVALU’s ability to successfully differentiate our businesses, both in grocery retailing and logistics, with unique ‘go to market’ strategies that we expect will drive continued success.”

For the first 28 weeks of fiscal 2004, the company reported net sales of $10.4 billion compared to $10.0 billion last year, net earnings of $135.9 million compared to $136.0 million last year, and diluted earnings per share of $1.01 compared to $1.00 last year.

Segment Results

Retail Food Segment – Second quarter retail net sales were $2.4 billion, an increase of 6.2 percent compared to last year’s second quarter net sales of $2.2 billion, primarily reflecting new store openings and improvement in comparable store sales. Total retail square footage, including licensed stores, increased by approximately 4.0 percent from last year’s second quarter. Comparable store sales growth for the quarter was 2.0 percent. Excluding the impact of the company’s planned in-market expansion, SUPERVALU’s comparable store sales growth for the quarter was 2.6 percent. Comparable store sales strength during the quarter was broad-based across the SUPERVALU retail network, including continued positive comparable store sales at Save-A-Lot.

New store activity since last year’s second quarter, including licensed stores, resulted in 93 net new stores, opened and acquired, including 90 net new extreme value stores and three net new regional banner stores. As of September 6, 2003, Save-A-Lot operated 99 combination stores, including licensees, which include a mix of grocery products and general merchandise.

Reported retail operating earnings for the second quarter were $98.9 million compared to $98.8 million in last year’s second quarter. Reported operating earnings as a percent of sales were 4.1 percent compared to 4.4 percent in last year’s second quarter. Operating results primarily reflect the impact of improved merchandising execution that was more than offset by increases in employee related costs. Employee benefit costs continue to increase at a rate faster than sales growth.

For the first 28 weeks of fiscal 2004, SUPERVALU’s retail segment reported net sales of $5.3 billion, compared to $5.1 billion last year and operating earnings of $222.5 million, compared to $227.9 million last year.

Food Distribution Segment – Second quarter distribution net sales were $2.2 billion, an increase of 5.4 percent compared to last year’s second quarter net sales of $2.1 billion. Strong sales growth was primarily due to new customer affiliations which more than offset customer attrition.

Reported distribution operating earnings for the second quarter were $47.4 million compared to $39.8 million in last year’s second quarter. Reported operating earnings as a percent of sales were 2.2 percent, compared to 1.9 percent in last year’s second quarter. Operating results primarily reflect the impact from higher sales volume and benefits of efficiency initiatives implemented during the course of the prior year, which more than offset the impact of a changing customer mix and increases in employee benefit related costs.

For the first 28 weeks of fiscal 2004, SUPERVALU’s distribution segment reported net sales of $5.1 billion, compared to $4.9 billion last year and operating earnings of $105.6 million, compared to $96.9 million last year.

Other Items

General corporate expense for the second quarter was $12.0 million, compared to $7.2 million last year, with the increase primarily due to additional reserves for non-operating properties. Pre-tax restructure and other charges were $2.3 million in the second quarter reflecting net adjustments to increase prior years’ reserves, primarily for increased liabilities associated with a soft real estate environment in certain markets.

Net interest expense during the second quarter was $32.9 million compared to $38.0 million last year, primarily reflecting last year’s prefunding of $300 million of notes which were due last November. The effective tax rate for second quarter was 37.25 percent.

Capital spending during the quarter was $90.1 million, including $1.8 million in capital leases. Capital spending for the first 28 weeks of fiscal 2004 was $162.4 million, including $11.4 million of capital leases. Capital spending primarily included retail store expansion, store remodeling, new Save-A-Lot distribution facilities and technology enhancements.

Total debt to capital was 49.2 percent at the end of second quarter compared to 51.8 percent at fiscal 2003 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders’ equity. SUPERVALU’s second quarter total debt to capital represents a 10-year low, reflective of the company’s on-going strategy to improve financial flexibility.

In regard to SUPERVALU’s zero-coupon convertible debentures, in the event SUPERVALU’s stock price reaches the convertible debentures’ conversion trigger price of $35.74 in the current quarter, the company would be required to include an additional 7.8 million shares in its diluted shares outstanding calculation for the subsequent quarter. In addition, the debenture holders have a put option exercisable in October of 2003, 2006 and 2011. The first put option expired in October with no activity.

Diluted weighted average shares outstanding in the quarter were 135.5 million shares. As of September 6, 2003, SUPERVALU had 134.0 million shares outstanding.

Outlook

SUPERVALU continues to implement steps to improve overall returns and strengthen existing operations. The recently completed asset exchange along with the voluntary redemption of $100 million of debt, discussed in greater detail below, will reduce earnings by approximately $0.03 to $0.05 per share in the second half of fiscal 2004. Including these items, the company projects a full-year fiscal 2004 earnings per share range of $2.05 to $2.12.

On October 7, 2003, the St. Louis United Food and Commercial Workers’ union Local 655, which covers 21 of our 35 Shop ‘n Save stores, voted to strike. The potential financial impact of the strike is unknown at this time and not included in the fiscal 2004 earnings guidance.

Commenting on the outlook Noddle said, “We are pleased that we are still within the original fiscal 2004 earnings per share range when including the asset exchange and the debt redemption. In conjunction with our next earnings announcement in December, we will provide an update on any financial impact from the strike, as well as provide fiscal 2005 earnings guidance.”

On September 13, 2003, SUPERVALU acquired distribution operations in the Midwest and sold its New England operations through an asset exchange with C&S Wholesale Grocers. This transaction is expected to contribute to fiscal 2005 earnings per share in the range of $0.07 to $0.10 on an approximately $100 to $200 million lower revenue stream. In fiscal 2004, the earnings per share impact of this transaction is now expected to be slightly negative primarily driven by the current estimate of the additional taxes due on the asset exchange of approximately $0.06 per share.

On October 8, 2003, SUPERVALU notified the holders of its $100 million 8 7/8 percent Notes due 2022 that it would voluntarily redeem the Notes at the redemption price of 103.956% of the principal amount of the Notes, plus accrued and unpaid interest. Redemption will occur on November 17, 2003, utilizing available cash balances. This redemption will result in a one-time charge of approximately $0.03 per share in the third quarter of fiscal 2004.

Noddle stated, “We are enthusiastic about the future of SUPERVALU. The underpinnings of our business are strong and our execution continues to improve. Furthermore, we continue to take steps to align our assets with the best business opportunities that will increase our returns and improve the quality of our earnings. We will commit capital to our strong regional brands, our Save-A-Lot combination store format, technology enhancements, and a new service-based logistics platform. We are confident that the successful implementation of our strategies will enhance our leadership position in this country’s food channel.”

The company’s revised outlook also includes updated general business assumptions, such as:

•	Moderate price increases in certain product categories in our market basket of goods, reversing last year’s predominantly deflationary trends;
•	Same store sales, reflecting a slowly recovering economy as well as a decrease in planned in-market store expansion, are projected to be at least one percent for the year;
•	Distribution results, while currently benefiting from a unique competitive environment, will continue to be impacted by ongoing annual attrition in the range of two to four percent;
•	Increases in employee benefit related costs will continue to impact year over year comparisons for the remainder of the fiscal year;
•	Store opening projections for Save-A-Lot are approximately 75 to 100 combination stores and six to eight regional banner stores this year;
•	The completion of more than 50 store remodels this year, including the conversion of the remaining Metro stores to the Shopper’s Food Warehouse banner;
•	Fiscal 2004 total capital spending is now projected to be approximately $425 million, including approximately $50 million in capital leases.

A conference call to review the second quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at www.supervalu.com. An archive of the call is accessible via telephone by dialing 1-630-652-3000 with pass code 7692329 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through November 8, 2003.

SUPERVALU’s retail store network, including licensees, consists of 1,451 stores in 40 states, including 1,186 Save-A-Lot extreme value stores – 802 licensed stores and 384 corporate owned stores, including 99 combination stores and 101 Deals stores; 265 regional banner stores including Cub Foods, Shop ‘n Save, Shoppers Food Warehouse, bigg’s, Farm Fresh, Scott’s Foods and Hornbacher’s stores. As of September 6, 2003, SUPERVALU’s distribution operation was primary supplier to approximately 2,600 stores, 29 Cub Foods franchised stores, and SUPERVALU’s own regional banner store network of 265 stores, while serving as secondary supplier to approximately 1,300 stores.

Advantage Logistics is SUPERVALU’s innovative supply chain management offering, designed to leverage its world class distribution capabilities to create value in the consumer products supply chain for manufacturers, consumer products retailers and food service consumers. Advantage Logistics combines the operating talents of SUPERVALU with experienced third-party logistics (3PL) management and proven technology solutions to create the foundation for an end-to-end supply chain management solution unequaled in the industry.

SUPERVALU is one of the largest companies in the United States grocery channel. With annual revenues approaching $20 billion, SUPERVALU has a strong network of 1,451 retail grocery locations, including licensed Save-A-Lot locations. In addition, through SUPERVALU’s diverse logistics network, the company provides distribution and related logistics support services across the nation’s grocery channel.

The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company’s food distribution operations and to control food distribution costs, the ability of the company to grow through acquisitions and assimilate the acquired entities, the execution of restructure activities, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affect consumer behavior, and other risk factors inherent in the food distribution and retail businesses. These factors are discussed in the periodic reports filed from time to time by the company with the Securities and Exchange Commission.

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company’s net sales and earnings.

(In thousands)

	Second Quarter (12 weeks) ended
	(unaudited)
	Sept. 6, 2003	Sept. 7, 2002
Net sales

Retail Food	$2,385,531	$2,247,153
% of total	52.0%	51.8%

Food Distribution	2,205,119	2,092,426
% of total	48.0%	48.2%

Total net sales	$4,590,650	$4,339,579
	100.0%	100.0%

Earnings

Retail Food operating earnings	$98,912	$98,752
% of sales	4.1%	4.4%

Food Distribution operating earnings	47,433	39,775
% of sales	2.2%	1.9%

Subtotal	146,345	138,527
% of sales	3.2%	3.2%

General corporate expense	(11,952)	(7,203)

Restructure and other charges	(2,276)	—

Total operating earnings	132,117	131,324
% of sales	2.9%	3.0%

Interest expense	(37,553)	(42,606)

Interest income	4,610	4,625

Earnings before income taxes	99,174	93,343

Income tax expense	(36,942)	(34,536)

Net earnings	$62,232	$58,807

NOTE 1:
Pretax LIFO expense	$1,739	$367

NOTE 2:
Pretax depreciation and amortization
Retail Food Segment	$42,033	$37,332
Food Distribution Segment	27,925	28,766
General Corporate	491	567

Total Company	$70,449	$66,665

NOTE 3:

Second quarter, fiscal 2004 net earnings include after-tax restructure and other charges of $1.4 million, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with real estate in certain markets.

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company’s net sales and earnings.

(In thousands)

	Year-to-date (28 weeks) ended
	(unaudited)
	Sept. 6, 2003	Sept. 7, 2002
Net sales

Retail Food	$5,342,042	$5,059,374
% of total	51.2%	50.6%

Food Distribution	5,084,895	4,934,629
% of total	48.8%	49.4%

Total net sales	$10,426,937	$9,994,003

	100.0%	100.0%

Earnings

Retail Food operating earnings	$222,536	$227,897
% of sales	4.2%	4.5%

Food Distribution operating earnings	105,607	96,948
% of sales	2.1%	2.0%

Subtotal	328,143	324,845
% of sales	3.1%	3.3%

General corporate expense	(30,749)	(19,247)

Restructure and other charges	(3,447)	—

Total operating earnings	293,947	305,598
% of sales	2.8%	3.1%

Interest expense	(87,128)	(100,658)

Interest income	9,757	10,842

Earnings before income taxes	216,576	215,782

Income tax expense	(80,674)	(79,820)

Net earnings	$135,902	$135,962

NOTE 1:
Pretax LIFO expense	$2,522	$1,342

NOTE 2:
Pretax depreciation and amortization
Retail Food Segment	$92,643	$83,580
Food Distribution Segment	65,635	68,663
General Corporate	1,011	1,329

Total Company	$159,289	$153,572

NOTE 3:

Year-to-date second quarter, fiscal 2004 net earnings include after-tax restructure and other charges of $2.2 million, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with real estate in certain markets.

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries

(In thousands, except per share data)

	Second Quarter (12 weeks) ended
	(unaudited)
	Sept. 6, 2003	Sept. 7, 2002
Net sales	$4,590,650	$4,339,579

Costs and expenses:

Cost of sales	3,953,402	3,747,910
Selling and administrative expenses	502,855	460,345
Restructure and other charges	2,276	—
Interest
Interest expense	37,553	42,606
Interest income	4,610	4,625

Interest expense, net	32,943	37,981

Total costs and expenses	4,491,476	4,246,236

Earnings before income taxes	99,174	93,343

Income tax expense	36,942	34,536

Net earnings	$62,232	$58,807

Net earnings per common share—diluted	$0.46	$0.44

Net earnings per common share—basic	$0.46	$0.44

Weighted average number of common shares outstanding
Diluted	135,546	134,927
Basic	133,885	133,752

Dividends declared per common share	$0.1450	$0.1425

NOTE 1:

Second quarter, fiscal 2004 net earnings include after-tax restructure and other charges of $1.4 million, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with real estate in certain markets.

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries

(In thousands, except per share data)

	Year-to-date (28 weeks) ended
	(unaudited)
	Sept. 6, 2003	Sept. 7, 2002
Net sales	$10,426,937	$9,994,003

Costs and expenses:

Cost of sales	8,988,943	8,645,378
Selling and administrative expenses	1,140,600	1,043,027
Restructure and other charges	3,447	—
Interest
Interest expense	87,128	100,658
Interest income	9,757	10,842

Interest expense, net	77,371	89,816

Total costs and expenses	10,210,361	9,778,221

Earnings before income taxes	216,576	215,782

Income tax expense	80,674	79,820

Net earnings	$135,902	$135,962

Net earnings per common share—diluted	$1.01	$1.00

Net earnings per common share—basic	$1.02	$1.02

Weighted average number of common shares outstanding

Diluted	134,730	135,619
Basic	133,790	133,786

Dividends declared per common share	$0.2875	$0.2825

NOTE 1:

Year-to-date second quarter, fiscal 2004 net earnings include after-tax restructure and other charges of $2.2 million, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with real estate in certain markets.

CONDENSED CONSOLIDATED BALANCE SHEETS

SUPERVALU INC. and Subsidiaries

(In thousands)

	Second Quarter	Fiscal Year End
	(unaudited)
	Sept. 6, 2003	February 22, 2003
Assets
Current Assets
Cash and cash equivalents	$205,327	$29,188
Receivables, net	503,301	477,429
Inventories, net	1,117,029	1,049,283
Other current assets	126,635	91,466

Total current assets	1,952,292	1,647,366

Long-term receivables, net	120,226	126,435
Property, plant and equipment, net	2,183,635	2,220,850

Other Assets
Goodwill	1,581,764	1,576,584
Other	307,820	325,010

Total assets	$6,145,737	$5,896,245

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$—	$80,000
Accounts payable	1,268,687	1,081,734
Current debt and obligations under capital leases	62,076	61,580
Other current liabilities	366,522	301,993

Total current liabilities	1,697,285	1,525,307

Long-term debt and obligations under capital leases	1,978,592	2,019,658
Other liabilities and deferred income taxes	358,329	342,040

Total stockholders’ equity	2,111,531	2,009,240

Total liabilities and stockholders’ equity	$6,145,737	$5,896,245